EXHIBIT 99.1

For Release: Wednesday, May 7, 2014 at 4:00 PM (Central)

STATE INVESTORS BANCORP, INC. REPORTS FIRST QUARTER RESULTS

Metairie, Louisiana – May 7, 2014 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended March 31, 2014, of $229,000, an increase of $102,000, as compared to net income of $127,000 reported for the quarter ended March 31, 2013.  Earnings per share, basic and diluted, were $0.10 and $0.09 for the quarter ended March 31, 2014, compared to basic and diluted earnings per share of $0.05 for the quarter ended March 31, 2013.

The increase in net income for the quarter ended March 31, 2014 resulted primarily from a $175,000, or 6.8%, increase in total interest income and a decrease of $3,000, or 0.5%, in total interest expense.  This was partially offset by a decrease of $5,000, or 10.0%, in non-interest income, an increase of $20,000, or 1.2%, in total non-interest expense, and an increase of $51,000, or 56.0%, in the provision for income taxes.  Net interest income increased $178,000, or 9.3%, due to the $175,000 increase in total interest income as a result of an overall increase in interest earning assets.  The decrease in non-interest income was due to a $5,000, or a 10.0%, decrease in service charges, fees and other operating income compared to the quarter ended March 31, 2013.  The increase in non-interest expense was primarily due to an increase in data processing expense of $19,000, or 16.1%, as well an increase of $19,000, or 2.0%, in salaries and employee benefits, partially offset by decreases of $8,000, or 44.4%, in advertising expense, $3,000, or 5.2%, in security expense, $3,000, or 3.5% in professional fees, $3,000, or 1.5%, in occupancy expense, and $1,000, or 0.5%, in other non-interest expense.  A $50,000 provision for loan losses was made during the quarter ended March 31, 2014 the same as the quarter ended March 31, 2013.

At March 31, 2014, the Company reported total assets of $259.4 million, an increase of $697,000, or 0.3%, compared to total assets of $258.7 million at December 31, 2013.  The increase primarily reflects increases in net loans receivable of $4.0 million, or 2.0%, and $40,000, or 1.6%, in Federal Home Loan Bank Stock, partially offset by decreases in cash and cash equivalents of $2.3 million, or 26.4%, and in investment securities of $1.1 million, or 2.9%.  The increase in net loans receivable was partially funded by advances from the Federal Home Loan Bank of Dallas which amounted to $58.2 million at March 31, 2014, compared to $56.0 million at December 31, 2013, an increase of $2.2 million, or 3.9%. Deposits decreased $1.5 million, or 1.0%, at March 31, 2014 compared to December 31, 2013.  At March 31, 2014, the Company reported $2.1 million of non-performing assets, or 0.82%, of total assets at such date, compared to $2.7 million of non-performing assets, or 1.03%, of total assets at December 31, 2013.

Total shareholders’ equity decreased $344,000, or 0.8%, to $41.2 million at March 31, 2014, from $41.6 million at December 31, 2013, primarily due to the purchase of 48,585 shares under the Company’s stock repurchase program, partially offset by net income of $229,000, and an increase in unrealized gain on securities available for sale of $61,000, net of the deferred tax effect, for the quarter ended March 31, 2014.

The Company repurchased 48,585 shares of its common stock during the quarter ended March 31, 2014, at an average price per share of $15.65, under the share repurchase programs announced in November 2012, which covered up to 262,000 shares, and December 2013, which covers up to 118,100 shares.  As of March 31, 2014, there were a total of 97,824 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)

Cash and cash equivalents	$6,428	$8,734
Investment securities	37,172	38,267
Loans receivable, net	203,280	199,265
Other assets	12,502	12,419

Total assets	$259,382	$258,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$157,641	$159,147
FHLB advances	58,173	55,992
Other liabilities	2,346	1,980

Total liabilities	218,160	217,119

Total shareholders’ equity	41,222	41,566

Total liabilities and shareholders’ equity	$259,382	$258,685

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Total interest income	$2,735	$2,560
Total interest expense	637	640
Net interest income	2,098	1,920
Provision for loan losses	50	50
Net interest income after provision for loan losses	2,048	1,870

Non-interest income	45	50
Non-interest expense	1,722	1,702
Income before income taxes	371	218
Income taxes	142	91

NET INCOME	$229	$127

Earnings Per Share
Basic	$0.10	$0.05
Diluted	$0.09	$0.05

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	3.23%	3.13%
Net interest margin	3.43%	3.39%
Average interest-earning assets to average interest-bearing liabilities	118.81%	122.84%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.82%	1.16%
Allowance for loan losses as a percent of non-performing loans	66.27%	45.74%
Allowance for loan losses as a percent of total loans receivable	0.68%	0.71%

Per Share Data:
Shares outstanding at period end	2,341,749	2,524,506
Weighted average shares outstanding:
Basic	2,359,278	2,545,022
Diluted	2,433,977	2,598,442

Tangible book value at period end	$17.60	$17.12
________________________
(1)           Ratios for the three month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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